Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2021

  Net income of $70.6 million, or $0.33 per diluted share, for the second quarter of 2021, compared to $61.2 million, or $0.28 per diluted share, for the first quarter of 2021. The net income for the second and first quarters of 2021 included the following items of note:

- Provision for credit losses was a net benefit of $26.2 million ($16.3 million after-tax, or an increase of $0.08 per diluted share) for the second quarter of 2021, primarily driven by improvements in macroeconomic factors and lower loans outstanding. The provision for credit losses for the first quarter of 2021 was a net benefit of $15.3 million ($9.5 million after-tax, or an increase of $0.04 per diluted share).

- Merger and restructuring costs of $11.0 million ($6.9 million after-tax, or a decrease of $0.03 per diluted share) for the second quarter of 2021 associated with the acquisition of Banco Santander Puerto Rico (“BSPR”), compared to $11.3 million ($7.0 million after-tax, or a decrease of $0.03 per diluted share) for the first quarter of 2021.

  Income before income taxes of $110.7 million for the second quarter of 2021, compared to $89.2 million for the first quarter of 2021.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $96.6 million for the second quarter of 2021, compared to $86.4 million for the first quarter of 2021.
  Net interest income increased by $8.5 million to $184.8 million for the second quarter of 2021, compared to $176.3 million for the first quarter of 2021, driven primarily by an increase of approximately $4.8 million related to interest income realized from deferred interests and discounts recognized on certain commercial and construction loans paid-off during the second quarter. Net interest income also benefited from a growth in the average balance of investment securities, a lower premium amortization expense on U.S. agencies mortgage-backed securities (“MBS”), the positive effect of one additional day in the second quarter, and a decrease in the average cost of deposits.
  Net interest margin was 3.81% for the second quarter of 2021, compared to 3.91% for the first quarter of 2021. The decrease was primarily attributable to a change in asset mix resulting from average low-yielding cash balances and investment securities increasing $1.4 billion to 41% of total average interest-earning assets in the second quarter, compared to 36% in the first quarter, associated with the continued strong deposit growth. In addition, the average total loan portfolio balance during the second quarter declined $207.5 million to 59% of total average interest-earning assets, compared to 64% in the first quarter.
  Non-interest income decreased by $1.1 million to $29.9 million for the second quarter of 2021, compared to $31.0 million for the first quarter of 2021. The decrease was driven by the positive effect in the first quarter of seasonal contingent insurance commissions of $3.3 million, partially offset by an increase of approximately $2.0 million in fee income from merchant, credit and debit cards, automated teller machines (“ATMs”) and point-of-sale (“POS”) transactions.
  Non-interest expenses decreased by $3.1 million to $130.2 million for the second quarter of 2021, compared to $133.3 million for the first quarter of 2021. Total non-interest expenses for the second quarter of 2021 included $11.0 million of merger and restructuring costs, compared to $11.3 million in the first quarter of 2021, as well as $1.1 million of COVID-19 pandemic-related expenses, compared to $1.2 million in the first quarter of 2021. Adjusted for those costs, total non-interest expenses decreased by $2.8 million compared to the first quarter of 2021, primarily related to declines in other real estate owned (“OREO”) losses and in employees’ compensation and benefits expenses.
  Income tax expense was $40.1 million for the second quarter of 2021, compared to $28.0 million for the first quarter of 2021. The variance was primarily related to both higher pre-tax income and a higher estimated effective tax rate.
  Credit quality variances:

- Non-performing assets decreased by $29.3 million to $255.6 million as of June 30, 2021, compared to $284.9 million as of March 31, 2021. The decrease was driven primarily by the sale of a $10.0 million commercial OREO property in the Puerto Rico region, as well as reductions of $10.6 million and $6.0 million in nonaccrual residential mortgage and consumer loans, respectively.

- An annualized net charge-offs to average loans ratio of 0.27% for the second quarter of 2021, compared to 0.43% for the first quarter of 2021. The decrease was primarily driven by a $5.2 million loan loss recovery in connection with the partial repayment of a nonaccrual commercial and industrial loan in the Puerto Rico region.

  Total deposits, excluding brokered deposits and government deposits, increased by $557.7 million to $13.8 billion as of June 30, 2021. During the second quarter of 2021, deposit increases included $440.5 million in demand deposits and $200.6 million in savings deposits, across all regions, partially offset by an $83.3 million decrease in retail certificates of deposit (“CDs”).
  Government deposits increased in the quarter by $1.5 billion and totaled $3.9 billion as of June 30, 2021, consisting of increases of $867.3 million, $658.9 million, and $0.6 million in the Puerto Rico, Virgin Islands, and Florida regions, respectively.
  Brokered CDs decreased by $24.5 million during the second quarter to $137.7 million as of June 30, 2021. Meanwhile, non-maturity brokered deposits decreased in the quarter by $0.5 million to $247.8 million as of June 30, 2021.
  Total loans decreased in the quarter by $277.6 million to $11.4 billion as of June 30, 2021. The decrease consisted of a $184.2 million decrease in commercial and construction loans and a $155.2 million reduction in residential mortgage loans, partially offset by a $61.8 million increase in consumer loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.2 billion in the second quarter of 2021, down $66.9 million compared to the first quarter of 2021. During the second quarter of 2021, Small Business Administration Paycheck Protection Program (“SBA PPP”) loan originations amounted to $74.1 million, compared to $209.3 million in the first quarter of 2021. Excluding SBA PPP loan originations, total loan originations increased by $68.2 million to $1.1 billion during the second quarter of 2021, compared to $1.0 billion in the first quarter of 2021, primarily reflecting a higher volume of commercial and construction loan originations in the Florida region and in consumer loan originations in the Puerto Rico region.
  Liquidity levels have remained high with the ratio of cash and liquid securities to total assets increasing to 26.4% as of June 30, 2021, compared to 23.9% as of March 31, 2021.
  During the second quarter, First BanCorp. repurchased 7.96 million shares of its common stock through private and open market transactions for a total purchase price of approximately $100 million under the previously announced $300 million stock repurchase program.
  Capital ratios remained higher than required regulatory levels for bank holding companies and well-capitalized banks. Preliminary estimated total capital, common equity tier 1 capital (“CET1”), tier 1 capital, and leverage ratios of 20.38%, 17.34%, 17.64%, and 10.51%, respectively, as of June 30, 2021. The tangible common equity ratio was 9.84% as of June 30, 2021.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 23, 2021--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $70.6 million, or $0.33 per diluted share, for the second quarter of 2021, compared to $61.2 million, or $0.28 per diluted share, for the first quarter of 2021, and $21.3 million, or $0.09 per diluted share, for the second quarter of 2020. Financial results for the second quarter of 2021 include a net benefit of $26.2 million ($16.3 million after-tax, or an increase of $0.08 per diluted share) recorded to the provision for credit losses, primarily due to continuing improvements in macroeconomic forecasts, compared to a net benefit of $15.3 million ($9.5 million after-tax, or an increase of $0.04 per diluted share) for the first quarter of 2021. In addition, during the second quarter of 2021, the Corporation recorded merger and restructuring costs of $11.0 million ($6.9 million after-tax, or a decrease of $0.03 per diluted share) related to the BSPR integration process and related restructuring initiatives, compared to $11.3 million ($7.0 million after-tax, or a decrease of $0.03 per diluted share) for the first quarter of 2021. The Corporation repurchased 7,962,647 shares of its common stock in the second quarter of 2021, representing a 4 percent reduction in shares outstanding.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are very pleased with our results for the second quarter and the recovery trends of our markets. We generated $70.6 million of net income, or $0.33 per share. Improving macroeconomic trends drove a reserve release of $26 million this quarter. Excluding our reserve release, pre-tax, pre-provision revenue reached $96.6 million. Economic activity continues to improve and is on track to reach pre-pandemic levels in the next few months. Improved consumer confidence is apparent as we have seen an extraordinary rise in retail sales, auto sales, and government collections, and as evidenced by our historically low levels of troubled assets and high levels of liquidity in our markets. Strong growth in our deposits for the second quarter, continues to have an adverse effect on loan growth. Our originations, including refinancings, were healthy at $1.2 billion, but the overall portfolio declined primarily due to commercial payoffs, including PPP loans repaid during the second quarter. During the second quarter we disbursed $74 million in new SBA PPP loans and received principal forgiveness remittances of approximately $151.0 million. We are on track to complete the integration and conversion of the acquired operations during the third quarter, now shifting our focus on achieving growth and capturing additional market share through our expanded and fully integrated franchise. Lastly, with regard to capital and our $300 million repurchase plan, during the second quarter we repurchased 7.96 million shares for approximately $100 million.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest expenses, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures, the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

SPECIAL ITEMS

The financial results for the second and first quarters of 2021 and second quarter of 2020 included the following significant Special Items:

Quarter ended June 30, 2021

- Merger and restructuring costs of $11.0 million ($6.9 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the second quarter included approximately $1.7 million related to the previously announced Employee Voluntary Separation Program (the “VSP”) offered to eligible employees in the Puerto Rico region and approximately $2.1 million related to service contracts cancellation penalties. In addition, merger and restructuring costs in the second quarter of 2021 included expenses related to system conversions and other integration related efforts, as well as accelerated depreciation charges related to planned closures and consolidation of branches in accordance with the Corporation’s integration and restructuring plan.

- Costs of $1.1 million ($0.7 million after-tax) related to COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

Quarter ended March 31, 2021

- Merger and restructuring costs of $11.3 million ($7.0 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the first quarter included approximately $4.8 million related to the VSP and involuntary employee separation programs implemented in the Puerto Rico region.

- Costs of $1.2 million ($0.8 million after-tax) related to COVID-19 pandemic-related expenses.

Quarter ended June 30, 2020

- Benefit of $5.0 million ($3.1 million after-tax) resulting from the final settlement of the Corporation’s business interruption insurance claim related to lost profits caused by Hurricanes Irma and Maria in 2017.

- Merger and restructuring costs of $2.9 million ($1.8 million after-tax) in connection with the acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs in the second quarter of 2020 primarily included consulting, legal, and other pre-conversion related efforts associated with the then-pending acquisition of BSPR.

- Costs of $3.0 million ($1.9 million after-tax) related to COVID-19 pandemic response efforts, including approximately $1.7 million in bonuses paid to branch personnel and other essential employees for working during the pandemic, as well as other employee-related expenses such as expenses for the administration of COVID-19 tests and purchases of personal protective equipment.

- Loss of $0.2 million realized on sales of U.S. agencies MBS. The loss, realized at the tax-exempt international banking entity subsidiary level, had no effect on the income tax expense recorded in the second quarter of 2020.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $70.6 million for the second quarter of 2021, or $0.33 per diluted share, compared to $61.2 million for the first quarter of 2021, or $0.28 per diluted share. Adjusted net income was $78.2 million, or $0.36 per diluted share, for the second quarter of 2021, compared to $68.9 million, or $0.31 per diluted share, for the first quarter of 2021. The following table reconciles for the second and first quarters of 2021 and the second quarter of 2020 the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	June 30, 2021	March 31, 2021	June 30, 2020

Net income, as reported (GAAP)	$70,558	$61,150	$21,256
Adjustments:
Merger and restructuring costs	11,047	11,267	2,902
Benefit from hurricane-related insurance recoveries	-	-	(5,000)
Loss on sales of investment securities	-	-	155
COVID-19 pandemic-related expenses	1,105	1,209	2,961
Income tax impact of adjustments (1)	(4,557)	(4,679)	(324)
Adjusted net income (Non-GAAP)	$78,153	$68,947	$21,950
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$77,484	$68,278	$21,281

Weighted-average diluted shares outstanding	$214,609	218,277	$217,570

Earnings Per Share - diluted (GAAP)	$0.33	$0.28	$0.09

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.36	$0.31	$0.10

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $110.7 million for the second quarter of 2021, compared to $89.2 million for the first quarter of 2021. Adjusted pre-tax, pre-provision income was $96.6 million for the second quarter of 2021, up $10.3 million from the first quarter of 2021. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020

Income before income taxes	$110,650	$89,172	$65,514	$24,208	$27,302
Less/Add: Provision for credit losses (benefit) expense	(26,155)	(15,252)	7,691	46,914	39,014
Add/Less: Net loss (gain) on sales of investment securities	-	-	182	(5,288)	155
Less: Benefit from hurricane-related insurance recoveries	-	-	-	-	(5,000)
Less: Gain on early extinguishment of debt	-	-	-	(94)	-
Add: COVID-19 pandemic-related expenses	1,105	1,209	1,125	962	2,961
Add: Merger and restructuring costs	11,047	11,267	12,321	10,441	2,902
Adjusted pre-tax, pre-provision income (1)	$96,647	$86,396	$86,833	$77,143	$67,334

Change from most recent prior quarter (in dollars)	$10,251	$(437)	$9,690	$9,809	$(1,139)
Change from most recent prior quarter (in percentage)	11.9%	-0.5%	12.6%	14.6%	-1.7%

(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Net Interest Income
Interest income	$201,459	$194,642	$198,700	$170,402	$158,616
Interest expense	16,676	18,377	20,933	21,706	23,406

Net interest income	$184,783	$176,265	$177,767	$148,696	$135,210

Average Balances
Loans and leases	$11,560,731	$11,768,266	$11,843,157	$10,163,671	$9,247,878
Total securities, other short-term investments and interest-bearing cash balances	7,898,975	6,510,960	6,057,360	4,871,710	3,636,532
Average interest-earning assets	$19,459,706	$18,279,226	$17,900,517	$15,035,381	$12,884,410

Average interest-bearing liabilities	$12,118,631	$11,815,179	$11,704,166	$9,732,691	$8,436,511

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.15%	4.32%	4.42%	4.51%	4.95%
Average rate on interest-bearing liabilities - GAAP	0.55%	0.63%	0.71%	0.89%	1.12%
Net interest spread - GAAP	3.60%	3.69%	3.71%	3.62%	3.83%
Net interest margin - GAAP	3.81%	3.91%	3.95%	3.93%	4.22%

Net interest income amounted to $184.8 million for the second quarter of 2021, an increase of $8.5 million, compared to $176.3 million for the first quarter of 2021. The increase in net interest income was mainly due to:

  A $3.9 million increase in interest income on investment securities mainly due to an increase of $1.1 billion in the average balance of U.S. agencies MBS and debt securities driven by strong deposit growth. Interest income on investment securities also benefited from a decrease of the U.S. agencies MBS premium amortization expense due to lower prepayments.
  A $2.5 million increase in interest income on commercial and construction loans, primarily due to: (i) interest income of approximately $2.9 million realized from deferred interest recognized on a construction loan paid-off during the second quarter; (ii) an increase of approximately $1.9 million in interest income attributed to a higher discount accretion for acquired commercial and construction loans driven by the early payoff of certain large commercial mortgage loans during the second quarter; and (iii) the positive effect of one additional day in the second quarter, which resulted in an increase of approximately $0.8 million in interest income on this portfolio. These variances were partially offset by a $1.7 million decrease in fee income recognition related to lower forgiveness remittances received for SBA PPP loans, and lower interest income attributable to a decrease of approximately $112.9 million in the average total balance of commercial and construction loans.

  A $1.7 million decrease in interest expense, including a reduction of approximately $1.8 million related to lower average rates paid on interest-bearing checking, savings, and non-brokered time deposits, partially offset by a $0.2 million increase in total interest expense associated with one additional day in the second quarter.
  A $0.5 million increase in interest income on consumer loans and finance leases, primarily due to an increase of approximately $42.1 million in the average balance of this portfolio, largely related to auto loans and finance leases, which resulted in an increase in interest income of approximately $0.8 million. Interest income on consumer loans also benefited from the positive effect of one additional day in the second quarter, which resulted in an increase of approximately $0.4 million in interest income on consumer loans. The variances were partially offset by lower average yields on credit card loans resulting from higher interest income reversals related to charged-off loans in the second quarter.

Net interest margin was 3.81%, compared to 3.91% for the first quarter of 2021. The decrease was driven by an increase in low-yielding interest-bearing cash balances and investment securities from continued strong deposit growth. The total average balance of interest-bearing cash deposited at the Federal Reserve Bank and investment securities increased by $1.4 billion to 41% of total average interest-earning assets in the second quarter, compared to 36% in the first quarter, while the average balance of the loan portfolio declined $207.5 million to 59% of total average interest-earning assets in the second quarter, compared to 64% in the first quarter.

The second quarter results continue to reflect the effect of SBA PPP loans. During the second quarter of 2021, the Corporation originated $74.1 million in new SBA PPP loans and received forgiveness remittances related to approximately $151.0 million in principal balance of SBA PPP loans originated in 2020. Forgiveness remittances in the second quarter of 2021 resulted in the acceleration of fee income recognition in the amount of $1.5 million, compared to $3.2 million in the first quarter of 2021.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2021	2021	2020	2020	2020

Service charges on deposit accounts	$8,788	$8,304	$8,332	$5,848	$4,475
Mortgage banking activities	6,404	7,273	7,551	7,099	3,686
Net (loss) gain on investments	-	-	(182)	5,288	(155)
Gain on early extinguishment of debt	-	-	-	94	-
Other operating income	14,692	15,379	14,499	11,605	12,886
Non-interest income	$29,884	$30,956	$30,200	$29,934	$20,892

Non-interest income amounted to $29.9 million for the second quarter of 2021, compared to $31.0 million for the first quarter of 2021. The $1.1 million decrease in non-interest income was mainly due to:

  The effect in the first quarter of 2021 of seasonal contingent insurance commissions of $3.3 million, included as part of Other operating income in the table above.
  A $0.9 million decrease in revenues from mortgage banking activities, driven by a $0.6 million decrease related to the net change in mark-to-market gains and losses from both interest rate lock commitments and To-Be-Announced (“TBA”) MBS forward contracts, a $0.2 million increase in the amortization of mortgage servicing rights, and a $0.1 million decrease in realized gains on sales of residential mortgage loans in the secondary market. Total loans sold in the secondary market to U.S. government-sponsored agencies during the second quarter of 2021 amounted to $146.7 million, with a related net gain of $5.6 million (net of realized losses of $0.2 million on TBA hedges), compared to total loans sold during the first quarter of 2021 of $151.5 million, with a related net gain of $5.7 million (including realized gains of $0.3 million on TBA hedges).

Partially offset by:

  A $1.0 million increase in transactional fee income from credit and debit cards, POS and ATMs, included as part of Other operating income in the table above, due to higher transaction volumes.
  A $1.0 million increase in transactional fee income from merchant-related activities, included as part of Other operating income in the table above, driven by both higher transaction volumes and the consolidation of the merchant portfolio acquired from BSPR under the existing revenue-sharing alliance.
  A $0.5 million increase in service charges on deposits driven by an increase in the monthly service fee charged on certain checking and savings products.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2021	2021	2020	2020	2020

Employees' compensation and benefits	$49,714	$50,842	$51,618	$43,063	$39,532
Occupancy and equipment	24,116	24,242	24,066	19,064	16,376
Deposit insurance premium	1,922	1,988	1,900	1,630	1,436
Other insurance and supervisory fees	2,360	2,362	2,720	1,389	1,129
Taxes, other than income taxes	5,576	6,199	5,795	4,510	3,577
Professional fees:
Collections, appraisals and other credit-related fees	1,080	1,310	1,218	1,262	1,387
Outsourcing technology services	11,946	12,373	12,524	6,949	7,672
Other professional fees	3,738	4,018	3,567	3,352	2,909
Credit and debit card processing expenses	6,795	4,278	6,397	4,859	3,938
Business promotion	3,225	2,970	3,163	3,046	2,314
Communications	2,407	2,462	2,462	2,246	1,852
Net (gain) loss on OREO operations	(139)	1,898	580	1,019	811
Merger and restructuring costs	11,047	11,267	12,321	10,441	2,902
Other	6,385	7,092	6,431	4,678	3,951
Total	$130,172	$133,301	$134,762	$107,508	$89,786

Non-interest expenses amounted to $130.2 million in the second quarter of 2021, a decrease of $3.1 million from $133.3 million in the first quarter of 2021. Included in non-interest expenses are the following Special Items:

  Merger and restructuring costs associated with the acquisition of BSPR of $11.0 million for the second quarter of 2021, compared to $11.3 million for the first quarter of 2021.
  COVID-19 pandemic-related expenses of $1.1 million for the second quarter of 2021, compared to $1.2 million for the first quarter of 2021. COVID-19 pandemic-related expenses for the second quarter of 2021 primarily consist of $1.0 million of expenses associated with cleaning and security protocols, included as part of Occupancy and equipment in the table above, relatively flat compared to the first quarter of 2021.

On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the Special Items mentioned above, amounted to $118.0 million for the second quarter of 2021, compared to $120.8 million for the first quarter of 2021. The $2.8 million decrease in adjusted non-interest expenses reflects, among other things, the following significant variances:

  A $2.0 million decrease in the net loss on OREO operations, primarily due to the effect in the first quarter of 2021 of a $2.2 million write-down to the value of a commercial property in the Puerto Rico region, and a $0.3 million increase in income recognized from rental payments associated with income-producing OREO properties. These variances were partially offset by a $0.4 million increase in OREO-related operating expenses, including a $0.2 million increase in property taxes.
  A $1.1 million decrease in employees’ compensation and benefits expenses, due to several factors, including: (i) a $1.5 million decrease related to lower seasonal payroll taxes and bonuses expenses; and (ii) a $0.8 million decrease related to expense savings from the VSP and involuntary separation programs implemented by the Corporation. These variances were partially offset by an increase of approximately $0.5 million related to the effect of one additional business day in the second quarter, and a $0.3 million decrease in deferred loan origination costs in connection with a lower volume of SBA PPP loan originations.
  A $0.9 million decrease in total professional service fees, primarily driven by a $0.7 million decrease in costs incurred in connection with the platform used for processing SBA PPP loan originations and forgiveness remittances due to lower activity in the second quarter.

  A $0.7 million decrease in other non-interest expenses in the table above, including a $0.4 million decrease in charges for legal reserves and a $0.3 million decrease in printing and mailing expenses associated with informative tax returns issued in the first quarter.
  A $0.6 million decrease in taxes, other than income taxes, including a $0.3 million decrease in sales and use tax expense.

Partially offset by:

  A $2.5 million increase in credit and debit card processing expenses, primarily related to credit card networks incentive payments of $1.6 million recorded as a contra expense in the first quarter of 2021, and higher transaction volumes in the second quarter.

The adjusted non-interest expense financial metric presented above is a non-GAAP financial measure. See Basis of Presentation for additional information and the reconciliation of total non-interest expense and certain non-interest expense components to adjusted total non-interest expense and certain adjusted non-interest expense components.

INCOME TAXES

The Corporation recorded an income tax expense of $40.1 million for the second quarter of 2021, compared to $28.0 million for the first quarter of 2021. The variance was primarily related to both higher pre-tax income driven by the aforementioned credit loss reserve release, and a higher estimated effective tax rate.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, increased to 33.2%, compared to 30.6% as of the end of the first quarter of 2021, primarily due to a higher proportion of taxable income to total pre-tax income. As of June 30, 2021, the Corporation had a deferred tax asset of $273.9 million (net of a valuation allowance of $104.5 million, including a valuation allowance of $64.6 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Nonaccrual loans held for investment:
Residential mortgage	$121,695	$132,339	$125,367	$122,797	$122,249
Commercial mortgage	27,242	28,548	29,611	29,651	34,109
Commercial and Industrial	18,835	19,128	20,881	20,882	19,995
Construction	6,175	6,378	12,971	13,090	9,574
Consumer and Finance leases	8,703	14,708	16,259	14,870	18,047
Total nonaccrual loans held for investment	182,650	201,101	205,089	201,290	203,974

OREO	66,586	79,207	83,060	89,049	96,319
Other repossessed property	3,470	4,544	5,357	3,006	3,554
Other assets (1)	2,928	-	-	-	-
Total non-performing assets (2)	$255,634	$284,852	$293,506	$293,345	$303,847

Past-due loans 90 days and still accruing (3)	$144,262	$160,884	$146,889	$160,066	$164,519
Nonaccrual loans held for investment to total loans held for investment	1.60%	1.73%	1.74%	1.70%	2.18%
Nonaccrual loans to total loans	1.60%	1.72%	1.73%	1.69%	2.17%
Non-performing assets to total assets	1.20%	1.47%	1.56%	1.57%	2.16%
(1)

Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.8 million, recorded on the Corporation's books at its fair value of $2.9 million.

(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of the current expected credit loss ("CECL") accounting standard on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of the CECL accounting standard and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020 amounted to $125.2 million, $128.4 million, $130.9 million, $133.2 million, and $134.4 million, respectively.

(3)

These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $8.0 million (March 31, 2021 - $17.2 million; December 31, 2020 - $10.7 million; September 30, 2020 - $17.7 million; June 30, 2020 - $69.9 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $29.3 million to $255.6 million as of June 30, 2021, compared to $284.9 million as of March 31, 2021. Total nonaccrual loans held for investment decreased by $18.4 million to $182.7 million as of June 30, 2021, compared to $201.1 million as of March 31, 2021.

The decrease in non-performing assets consisted of:

- A $12.6 million decrease in the OREO portfolio balance. The decrease was driven by sales of $14.3 million, including the sale of a $10.0 million commercial property in the Puerto Rico region, and approximately $2.4 million of fair value and other adjustments that reduced the OREO carrying value, partially offset by additions of $4.1 million.

- A $10.6 million decrease in nonaccrual residential mortgage loans, driven by loans brought current and restored to accrual status during the second quarter, as well as collections.

- A $6.0 million decrease in nonaccrual consumer loans, primarily auto loans and small personal loans, driven by collections and charge-offs recorded in the second quarter.

- A $1.8 million decrease in nonaccrual commercial and construction loans, primarily due to a paydown that reduced by $1.4 million the carrying value of a nonaccrual commercial and industrial loan in the Puerto Rico region, as well as reductions related to foreclosures and loans restored to accrual status.

- A $1.1 million decrease in non-real estate repossessed assets, primarily repossessed automobiles.

Partially offset by:

- The classification as a non-performing asset of a residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (the “PRHFA”) carried on books at its fair value of $2.9 million.

  Inflows to nonaccrual loans held for investment were $16.8 million, a $15.2 million decrease compared to inflows of $32.0 million in the first quarter of 2021. Inflows to nonaccrual residential mortgage loans were $6.4 million in the second quarter of 2021, a decrease of $10.9 million compared to inflows of $17.3 million in the first quarter of 2021. Inflows to nonaccrual consumer loans were $7.9 million, a decrease of $2.9 million compared to inflows of $10.8 million in the first quarter of 2021. Inflows to nonaccrual commercial and construction loans were $2.5 million in the second quarter of 2021, a decrease of $1.4 million compared to inflows of $3.9 million in the first quarter of 2021. See Early Delinquency, CARES Act Modifications, and SBA PPP Loans below for additional information.
  Adversely classified commercial and construction loans increased by $7.8 million to $212.5 million as of June 30, 2021, driven by the downgrade of a $15.0 million commercial and industrial loan in the Florida region, partially offset by the sale in the Florida region of a $9.7 million commercial loan participation.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $450.1 million as of June 30, 2021, down $10.1 million from March 31, 2021. Approximately $369.1 million of total TDR loans held for investment were in accrual status as of June 30, 2021. These figures exclude $58.3 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency, CARES Act Modifications, and SBA PPP Loans

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory reporting instructions) amounted to $83.6 million as of June 30, 2021, a decrease of $60.0 million, compared to $143.6 million as of March 31, 2021. The variances by major portfolio categories were as follow:

- Residential mortgage loans in early delinquency decreased by $7.2 million to $40.7 million as of June 30, 2021, and consumer loans in early delinquency decreased by $6.0 million to $34.3 million as of June 30, 2021. The decreases reflect the combination of loans brought current during the second quarter and loans that migrated to nonaccrual status as explained above.

- Commercial and construction loans in early delinquency decreased in the second quarter by $46.7 million to $8.6 million as of June 30, 2021, primarily due to a $19.1 million commercial mortgage loan brought current in the second quarter and the maturity extension of a $14.2 million syndicated loan participation with respect to which the Corporation continues to receive from the borrower interest and principal payments.

As of June 30, 2021, commercial loans totaling $326.4 million, or 2.87% of the balance of the total loan portfolio held for investment, were permanently modified under the provisions of Section 4013 of the Coronavirus Aid, Relief, and Economic Security (the “CARES”) Act of 2020, as amended by Section 541 of the Consolidated Appropriations Act. These permanent modifications primarily relate to loans by commercial borrowers in industries with longer expected recovery times, mostly hospitality, retail and entertainment industries.

As of June 30, 2021, SBA PPP loans, net of unearned fees of $18.1 million, totaled $349.2 million. The unearned fees are being accreted into income based on the two-year contractual maturity (five years for the $275.2 million in SBA PPP loans originated after June 5, 2020). In January 2021, the SBA announced rules related to the expansion and extension of the original PPP program and the authorization of another round of PPP loans pursuant to the Consolidated Appropriations Act that ended on May 31, 2021. During the second quarter of 2021, the Corporation originated $74.1 million in new SBA PPP loans and received forgiveness remittances related to approximately $151.0 million in principal balance of SBA PPP loans originated in 2020.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the second and first quarters of 2021:

	Quarter Ended June 30, 2021
	Loans and	Unfunded Loan		Held-to-Maturity	Available-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$358,936	$4,399		$8,869	$1,183	373,387
Provision for credit losses (benefit) expense	(26,302)	(1,669)		1,816	-	(26,155)
Net charge-offs	(7,676)	-		-	(17)	(7,693)
Allowance for credit losses, end of period	$324,958	$2,730	(1)	$10,685	$1,166	$339,539

(1) Included in accounts payable and other liabilities.

	Quarter Ended March 31, 2021
	Loans and	Unfunded Loan		Held-to-Maturity	Available-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$385,887	$5,105		$8,845	$1,310	$401,147
Provision for credit losses (benefit) expense	(14,443)	(706)		24	(127)	(15,252)
Net charge-offs	(12,508)	-		-	-	(12,508)
Allowance for credit losses, end of period	$358,936	$4,399	(1)	$8,869	$1,183	$373,387

(1) Included in accounts payable and other liabilities.

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the ACL for loans and finance leases during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020

Allowance for credit losses, beginning balance	$358,936	$385,887	$384,718	$319,297	$292,774
Provision for credit losses (benefit) expense	(26,302)	(14,443)	10,186	48,078	36,408
Initial allowance on PCD loans	-	-	-	28,744	-
Net (charge-offs) recoveries of loans:
Residential mortgage	(1,987)	(2,092)	(1,642)	(2,283)	(1,794)
Commercial mortgage	(31)	(740)	1,769	(3,104)	25
Commercial and Industrial	5,809	(545)	(367)	(70)	5
Construction	38	(9)	102	36	(54)
Consumer and finance leases	(11,505)	(9,122)	(8,879)	(5,980)	(8,067)
Net charge-offs	(7,676)	(12,508)	(9,017)	(11,401)	(9,885)
Allowance for credit losses on loans and finance leases, end of period	$324,958	$358,936	$385,887	$384,718	$319,297

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.85%	3.08%	3.28%	3.25%	3.41%
Net charge-offs (annualized) to average loans outstanding during the period	0.27%	0.43%	0.30%	0.45%	0.43%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-3.43x	-1.15x	1.13x	4.22x	3.68x

  As of June 30, 2021, the ACL for loans and finance leases was $325.0 million, down $34.0 million from March 31, 2021. The reduction of the ACL for commercial and construction loans was $22.1 million in the second quarter of 2021, primarily reflecting continued improvement in the outlook of macroeconomic variables to which the reserve is correlated, including improvements in the commercial real estate price index and unemployment rate forecasts, and the overall decline in the size of these portfolios. In addition, there were ACL net reductions of $10.7 million and $1.2 million for consumer loans and residential mortgage loans, respectively. The net reduction of the ACL for consumer loans consisted of net charge-offs of $11.5 million, primarily taken on credit card loans and personal loans, partially offset by charges to the provision of $0.8 million recorded in the second quarter, as further explained below. The net reduction of the ACL for residential mortgage loans consisted of net charge-offs of $2.0 million, partially offset by a $0.8 million charge to the provision in the second quarter, as further explained below.

  The provision for credit losses on loans and finance leases was a net benefit of $26.3 million for the second quarter of 2021, compared to a net benefit of $14.4 million in the first quarter of 2021. The variance primarily reflects the effect of the aforementioned reduction of the ACL for commercial and construction loans in the second quarter of 2021. The following table shows the breakdown of the provision for credit losses net benefit by portfolio for the second and first quarters of 2021:

	Quarter Ended June 30, 2021
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases expense (benefit)	$825	$(27,921)	$794	$(26,302)

	Quarter Ended March 31, 2021
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases (benefit) expense	$(4,175)	$(14,588)	$4,320	$(14,443)

- Provision for credit losses for the commercial and construction loan portfolio was a net benefit of $27.9 million for the second quarter of 2021, compared to a net benefit of $14.6 million in the first quarter of 2021. The net benefit recorded in the second quarter of 2021, reflects continued improvements in current and forecasted macroeconomic variables, primarily in the commercial real estate price index and unemployment rate variables, the $5.2 million loan loss recovery recorded in the second quarter in connection with a paydown of a nonaccrual commercial and industrial loan, and, the overall decrease in the size of this portfolio in the Puerto Rico region, partially offset by charges associated with changes in certain borrowers’ financial metrics based on their most recent financial statements.

- Provision for credit losses for the residential mortgage loan portfolio was $0.8 million for the second quarter of 2021, compared to a net benefit of $4.2 million in the first quarter of 2021. The provision recorded for the second quarter of 2021 was primarily related to the net effect of the qualitative adjustments applied to this portfolio that consider, among other things, loan resolution strategies, expectations on the outlook of macroeconomic variables, and delinquency trends.

- Provision for credit losses for the consumer loans and finance leases portfolio was $0.8 million for the second quarter of 2021, compared to $4.3 million in the first quarter of 2021. The charges to the provision in the second quarter of 2021 were primarily related to the personal loans portfolio that, among other things, reflect some increases in cumulative historical charge-off levels. These charges were partially offset by reserve releases recorded for auto loans, finance lease, and credit card loans associated with improvements in macroeconomic variables, such as the regional unemployment rate and lower credit card loans outstanding. The expense recorded in the first quarter of 2021 primarily reflected charges to the provision for auto loans and finance leases related to the overall increase in the size of this portfolio, as well as charges to the provision for credit card loans that, at the time, reflected some deterioration in delinquency trends, partially offset by releases associated with improvements in macroeconomic variables.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.85% as of June 30, 2021, compared to 3.08% as of March 31, 2021. The decrease was driven by the improvements in macroeconomic factors, primarily reflected in the commercial real estate loan portfolio. No ACL was allocated to SBA PPP loans since they are fully guaranteed. On a non-GAAP basis, excluding SBA PPP loans, the ratio of the ACL for loans and finance leases to adjusted total loans held for investment was 2.94% as of June 30, 2021, compared to 3.20% as of March 31, 2021. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 177.91% as of June 30, 2021, compared to 178.49% as of March 31, 2021.

The following table sets forth information concerning the composition of the Corporation’s ACL for loans and finance leases as of June 30, 2021 and March 31, 2021 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of June 30, 2021

Total loans held for investment:
Amortized cost	$3,253,857	$5,415,784	$2,717,953	$11,387,594
Allowance for credit losses on loans	112,882	114,679	97,397	324,958
Allowance for credit losses on loans to amortized cost	3.47%	2.12%	3.58%	2.85%

As of March 31, 2021

Total loans held for investment:
Amortized cost	$3,395,081	$5,590,589	$2,656,189	$11,641,859
Allowance for credit losses on loans	114,044	136,784	108,108	358,936
Allowance for credit losses on loans to amortized cost	3.36%	2.45%	4.07%	3.08%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020

Residential mortgage	0.24%	0.24%	0.18%	0.29%	0.25%

Commercial mortgage	0.01%	0.13%	-0.31%	0.73%	-0.01%

Commercial and Industrial	-0.74%	0.07%	0.05%	0.01%	0.00%

Construction	-0.09%	0.02%	-0.21%	-0.08%	0.13%

Consumer and finance leases	1.72%	1.39%	1.37%	1.00%	1.41%

Total loans	0.27%	0.43%	0.30%	0.45%	0.43%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $7.7 million for the second quarter of 2021, or an annualized 0.27% of average loans, compared to $12.5 million, or an annualized 0.43% of average loans, in the first quarter of 2021. The decrease of $4.8 million in net charge-offs consisted of:

  A $7.1 million decrease in commercial and construction loan net charge-offs, as the Corporation recorded net recoveries of $5.8 million in the second quarter of 2021 compared to net charge-offs of $1.3 million in the first quarter of 2021. The commercial and construction loan loss net recoveries in the second quarter of 2021 included a $5.2 million loan loss recovery in connection with the aforementioned paydown of a nonaccrual commercial and industrial loan participation in the Puerto Rico region.
  A $0.1 million decrease in residential mortgage loan net charge-offs.
  A $2.4 million increase in consumer loan net charge-offs, driven by higher charge-offs taken on credit card loans.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of June 30, 2021, the ACL for off-balance sheet credit exposures was $2.7 million, down $1.7 million from $4.4 million as of March 31, 2021. The decrease was mainly related to a lower available balance of unfunded construction loan commitments, as well as improvements in forecasted macroeconomic variables.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of June 30, 2021, the held-to-maturity debt securities portfolio consisted of Puerto Rico municipal bonds. As of June 30, 2021, the ACL for held-to-maturity debt securities was $10.7 million, up $1.8 million from $8.9 million as of March 31, 2021. The increase was mainly related to changes in some issuers’ financial metrics based on their most recent financial statements.

Allowance for Credit Losses for Available-for-Sale Debt Securities

As of June 30, 2021, the ACL for available-for-sale debt securities was $1.2 million, relatively unchanged from March 31, 2021.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $21.4 billion as of June 30, 2021, up $2.0 billion from March 31, 2021.

The following variances within the main components of total assets are noted:

  A $1.3 billion increase in cash and cash equivalents attributable to the liquidity obtained from the growth in deposits and loan repayments, partially offset by the deployment of some cash balances into U.S. agencies MBS and debt securities, the repayment of $120.0 million in FHLB advances upon maturity, and the repurchase of 7.96 million shares of common stock in the second quarter for a total purchase price of approximately $100 million.
  A $990.1 million increase in investment securities, mainly driven by purchases of U.S. agencies MBS and U.S. agencies callable and bullet debentures totaling $1.3 billion during the second quarter and a $28.5 million increase in the fair value of available-for-sale investment securities attributable to changes in market interest rates, partially offset by approximately $41.3 million of U.S. agencies bonds that were called prior to maturity during the second quarter and prepayments of approximately $283.9 million of U.S. agencies MBS. The purchases of investment securities reflect, to some extent, the deployment of liquidity obtained from the growth in deposits.
  A $277.6 million decrease in total loans. The decrease consisted of reductions of $283.0 million in the Puerto Rico region and $7.1 million in the Virgin Islands region, partially offset by a $12.5 million increase in the Florida region. On a portfolio basis, the decrease consisted of reductions of $184.2 million in commercial and construction loans (including an $81.2 million decrease in the SBA PPP loan portfolio), and $155.2 million in residential mortgage loans, partially offset by an increase of $61.8 million in consumer loans, including a $97.8 million increase in auto loans and leases. As further discussed below, the decrease in commercial and construction loans reflect the payoff of four large commercial mortgage loan relationships totaling $121.3 million in the Puerto Rico region and the sale of a $9.7 million adversely classified commercial loan participation in the Florida region. Almost one half of the large loan payoffs was related to one facility that was up for renewal and the Corporation decided not to participate in the financing.

The decrease in the Puerto Rico region consisted of reductions of $230.4 million in commercial and construction loans (including a $68.1 million decrease in the SBA PPP loan portfolio) and $117.2 million in residential mortgage loans, partially offset by an increase of $64.6 million in consumer loans, primarily auto loans and finance leases. Excluding the $68.1 million decrease in the SBA PPP loan portfolio, commercial and construction loans in the Puerto Rico region decreased by $162.3 million, driven by the aforementioned payoff of four large commercial mortgage loan relationships totaling $121.3 million, a $25.5 million decrease in the balance of floor plan lines of credit, and principal repayments that reduced by $9.5 million the balance of a revolving commercial and industrial line of credit. The decline in the residential mortgage loan portfolio in the Puerto Rico region reflects the effect of repayments and charge-offs, which more than offset the volume of new loan originations kept on the balance sheet. Approximately 92% of the $126.9 million in residential mortgage loan originations in the Puerto Rico region during the second quarter of 2021 consisted of conforming loan originations and refinancings. Conforming mortgage loans are generally originated with the intent to sell in the secondary market to GNMA and U.S. government-sponsored agencies. The growth in consumer loans was driven by new loan originations, primarily auto loans and finance leases, partially offset by reductions in the balances of personal loans and credit card loans.

The decrease in total loans in the Virgin Islands region consisted of reductions of $7.2 million in residential mortgage loans, and $43 thousand in commercial and construction loans (including a $0.3 million decrease in the SBA PPP loan portfolio), partially offset by a $0.2 million increase in the balance of consumer loans.

The increase in total loans in the Florida region consisted of an increase of $46.3 million in commercial and construction loans (net of a $12.8 million decrease in the SBA PPP loan portfolio), partially offset by reductions of $30.7 million in residential mortgage loans and $3.1 million in consumer loans. Excluding the decrease in the SBA PPP loan portfolio, commercial and construction loans in the Florida region increased by $59.1 million, driven by new loan originations, including the origination of several commercial loans related to three commercial and industrial relationships totaling $57.7 million, partially offset by the sale of a $9.7 million adversely classified commercial loan participation and other loan repayments.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.2 billion in the second quarter of 2021, down $66.9 million compared to the first quarter of 2021. During the second quarter of 2021, the Corporation originated SBA PPP loans totaling $74.1 million, compared to $209.3 million in the first quarter of 2021. Excluding SBA PPP loans, total loan originations increased by $68.2 million from $1.0 billion in the first quarter of 2021 to $1.1 billion in the second quarter of 2021, consisting of: (i) a $49.4 million increase in commercial and construction loan originations, primarily related to a higher volume of new loans in the Florida region, (ii) a $25.6 million increase in consumer loan originations, primarily auto loans and finance leases in the Puerto Rico region; and (iii) a $6.8 million decrease in residential mortgage loan originations, across all regions.

Total loan originations in the Puerto Rico region amounted to $877.7 million in the second quarter of 2021, compared to $966.8 million in the first quarter of 2021. Total loan originations in the Puerto Rico region during the second quarter of 2021 included $57.5 million of SBA PPP loans, compared to $136.2 million in the first quarter of 2021. Excluding SBA PPP loans, total loan originations in the Puerto Rico region decreased by $10.5 million from $830.6 million in the first quarter of 2021 to $820.1 million in the second quarter of 2021, consisting of: (i) a $32.2 million decrease in commercial and construction loan originations, driven by lower utilizations of commercial lines of credit, as compared to the first quarter of 2021, partially offset by a higher volume of new commercial mortgage loan originations; (ii) a $4.5 million decrease in residential mortgage loan originations; and (iii) a $26.1 million increase in consumer loan originations.

Total loan originations in the Florida region amounted to $264.7 million in the second quarter of 2021, compared to $249.4 million in the first quarter of 2021. Total loan originations in the Florida region during the second quarter of 2021 included $9.1 million of SBA PPP loans, compared to $61.8 million in the first quarter of 2021. Excluding SBA PPP loans, total loan originations in the Florida region increased by $68.0 million from $187.6 million in the first quarter of 2021 to $255.6 million in the second quarter of 2021, consisting of: (i) a $69.2 million increase in commercial and construction loan originations, driven by a higher volume of new commercial and industrial loan originations, including $57.7 million related to three relationships individually in excess of $15 million; (ii) a $1.0 million decrease in residential mortgage loan originations; and (iii) a $0.2 million decrease in consumer loan originations.

Total loan originations in the Virgin Islands region amounted to $35.3 million in the second quarter of 2021, compared to $28.3 million in the first quarter of 2021. Total loan originations in the Virgin Islands region during the second quarter of 2021 included $7.5 million of SBA PPP loans, compared to $11.3 million in the first quarter of 2021. Excluding SBA PPP loans, total loan originations in the Virgin Islands region increased by $10.7 million from $17.1 million in the first quarter of 2021 to $27.8 million in the second quarter of 2021, consisting of: (i) a $12.3 million increase in commercial and construction loan originations, driven by the renewal of several loans of a government unit; (ii) a $1.3 million decrease in residential mortgage loan originations; and (iii) a $0.3 million decrease in consumer loan originations.

Total liabilities were approximately $19.2 billion as of June 30, 2021, up $2.0 billion from March 31, 2021.

The increase in total liabilities was mainly due to:

  A $1.5 billion increase in government deposits, consisting of increases of $867.3 million in the Puerto Rico region, $658.9 million in the Virgin Islands region, and $0.6 million in the Florida region. The increase in the Puerto Rico region was primarily related to the funding of certain operational reserve accounts of the Puerto Rico Electric Power Authority to operate Puerto Rico’s electric grid, as well as increases in the balance of transactional deposit accounts of certain municipalities in connection with the American Rescue Plan Act (“ARPA”) funding for states and local governments. The increase in the Virgin Islands region was also driven by ARPA federal funds received by the central government in the second quarter.
  A $557.7 million increase in total deposits, excluding brokered deposits and government deposits, consisting of increases of $392.8 million in the Puerto Rico region, $131.4 million in the Florida region, and $33.5 million in the Virgin Islands region. On a deposit type basis, there were increases of $440.5 million in demand deposits and $200.6 million in savings deposits, reflecting increases across all regions, partially offset by an $83.3 million decrease in retail CDs.

Partially offset by:

  A $120.0 million decrease related to the repayment at maturity of FHLB advances that had an average cost of 2.05%.
  A $25.0 million decrease in brokered deposits, reflecting maturities of approximately $24.5 million of brokered CDs, with an all-in cost of 2.29%, that were paid off during the second quarter, and a $0.5 million decrease in the balance of non-maturity brokered money market deposit accounts maintained by a deposit broker.

Total stockholders’ equity amounted to $2.2 billion as of June 30, 2021, a decrease of $15.5 million from March 31, 2021. The decrease was driven by the repurchase of 7.96 million of shares of common stock for a total purchase price of approximately $100 million, as well as common and preferred stock dividends declared in the second quarter totaling $15.7 million. These variances were partially offset by earnings generated in the second quarter and a $28.5 million increase in the fair value of available-for-sale investment securities recorded as part of Other comprehensive income (loss) in the consolidated statements of financial condition. As of July 21, 2021, the Corporation has purchased approximately $118.5 million worth of common stock under the $300 million stock repurchase program that was established in April 2021.

As of June 30, 2021, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s preliminary estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 17.34%, 17.64%, 20.38% and 10.51%, respectively, as of June 30, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.68%, 17.99%, 20.73%, and 11.36%, respectively, as of March 31, 2021.

Meanwhile, the preliminary estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 16.92%, 18.65%, 19.91%, and 11.12%, respectively, as of June 30, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.41%, 18.99%, 20.24% and 12.00%, respectively, as of March 31, 2021.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 9.84% as of June 30, 2021, compared to 10.90% as of March 31, 2021.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the most comparable GAAP items:

(In thousands, except ratios and per share information)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Tangible Equity:
Total equity - GAAP	$2,204,955	$2,220,425	$2,275,179	$2,225,282	$2,214,834
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(38,611)	(38,611)	(38,632)	(34,401)	(28,098)
Purchased credit card relationship intangible	(2,855)	(3,768)	(4,733)	(5,789)	(2,668)
Core deposit intangible	(32,416)	(34,339)	(35,842)	(37,749)	(3,086)
Insurance customer relationship intangible	(241)	(280)	(318)	(355)	(394)

Tangible common equity	$2,094,728	$2,107,323	$2,159,550	$2,110,884	$2,144,484

Tangible Assets:
Total assets - GAAP	$21,369,962	$19,413,734	$18,793,071	$18,659,768	$14,096,406
Goodwill	(38,611)	(38,611)	(38,632)	(34,401)	(28,098)
Purchased credit card relationship intangible	(2,855)	(3,768)	(4,733)	(5,789)	(2,668)
Core deposit intangible	(32,416)	(34,339)	(35,842)	(37,749)	(3,086)
Insurance customer relationship intangible	(241)	(280)	(318)	(355)	(394)

Tangible assets	$21,295,839	$19,336,736	$18,713,546	$18,581,474	$14,062,160

Common shares outstanding	210,649	218,629	218,235	218,229	218,158

Tangible common equity ratio	9.84%	10.90%	11.54%	11.36%	15.25%
Tangible book value per common share	$9.94	$9.64	$9.90	$9.67	$9.83

Exposure to Puerto Rico Government

As of June 30, 2021, the Corporation had $388.7 million of direct exposure to the Puerto Rico government, its municipalities and public corporations, compared to $391.1 million as of March 31, 2021. As of June 30, 2021, approximately $201.3 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $132.9 million consisted of municipal revenue or special obligation bonds. The Corporation’s total direct exposure to the Puerto Rico government also included $13.3 million in loans extended to an affiliate of a public corporation, $37.4 million in loans to an agency of the Puerto Rico central government, and obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.8 million (fair value of $2.9 million as of June 30, 2021), included as part of the Corporation’s available-for-sale investment securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $0.8 million as of June 30, 2021, of which $0.3 million is due to credit deterioration and was charged against earnings through an ACL during 2020.

The aforementioned exposure to municipalities in Puerto Rico included $190.0 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. As of June 30, 2021, the ACL for these securities was $10.7 million, compared to $8.9 million as of March 31, 2021.

As of June 30, 2021, the Corporation had $2.9 billion of public sector deposits in Puerto Rico, compared to $2.0 billion as of March 31, 2021. Approximately 20% of the public sector deposits as of June 30, 2021 was from municipalities and municipal agencies in Puerto Rico and 80% was from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Friday, July 23, 2021, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, www.1firstbank.com, until July 23, 2022. A telephone replay will be available one hour after the end of the conference call through August 22, 2021 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10158452.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including additional new variants of the virus, such as the Delta variant, and the public availability and efficacy of the various vaccines and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that the COVID-19 pandemic may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to the COVID-19 pandemic and the Corporation’s participation in any such responses or programs, such as the SBA PPP established by the CARES Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the Corporation’s acquisition of BSPR, including the risk that costs, expenses, and the use of resources associated with the acquisition may be higher than expected, the risks that the Corporation’s integration of procedures, personnel and systems, such as the Corporation’s internal control over financial reporting, of BSPR into FirstBank is not effective, thus risking the economic success resulting from the transaction and the risk that the Corporation may not realize, either fully or on a timely basis, the cost savings and any other synergies from the acquisition that the Corporation expected, because of deposit attrition, customer loss and/or revenue loss following the acquisition; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial situation, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; the impact that a resumption of the slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the availability of wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances and brokered CDs; the effect of a resumption of deteriorating economic conditions in the real estate markets and the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the continuing impact of the COVID-19 pandemic on forecasts of economic variables considered for the determination of the ACL required by the CECL accounting standard; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate beginning at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s remaining $3.8 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including as a result of the change in the political landscape resulting from the 2020 elections in the U.S. and Puerto Rico, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the Federal Deposit Insurance Corporation (the “FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, the occurrence of any of which may result in misuse or misappropriation of confidential or proprietary information and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the effect of changes in the interest rate environment on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management uses and believe that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes, such as the hurricanes that affected the Corporation’s service areas in 2017, or health epidemics, such as the COVID-19 pandemic in 2020 and 2021. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as merger and restructuring costs in connection with the acquisition of BSPR and related integration and restructuring efforts, costs incurred in connection with the COVID-19 pandemic response efforts, and hurricane-related insurance recoveries, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the second and first quarters of 2021, the second quarter of 2020 and the six-month period ended June 30, 2021 and 2020. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended			Six-Month Period Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Interest Income
Interest income - GAAP	$201,459	$194,642	$158,616	$396,101	$323,880
Unrealized loss (gain) on derivative instruments	7	(25)	-	(18)	-
Interest income excluding valuations	201,466	194,617	158,616	396,083	323,880
Tax-equivalent adjustment	6,129	4,552	5,135	10,681	10,787
Interest income on a tax-equivalent basis and excluding valuations	$207,595	$199,169	$163,751	$406,764	$334,667

Interest expense - GAAP	16,676	18,377	23,406	35,053	50,021

Net interest income - GAAP	$184,783	$176,265	$135,210	$361,048	$273,859

Net interest income excluding valuations	$184,790	$176,240	$135,210	$361,030	$273,859

Net interest income on a tax-equivalent basis and excluding valuations	$190,919	$180,792	$140,345	$371,711	$284,646

Average Balances
Loans and leases	$11,560,731	$11,768,266	$9,247,878	$11,663,924	$9,122,648
Total securities, other short-term investments and interest-bearing cash balances	7,898,975	6,510,960	3,636,532	7,208,803	3,347,656
Average interest-earning assets	$19,459,706	$18,279,226	$12,884,410	$18,872,727	$12,470,304

Average interest-bearing liabilities	$12,118,631	$11,815,179	$8,436,511	$11,967,743	$8,222,854

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.15%	4.32%	4.95%	4.23%	5.22%
Average rate on interest-bearing liabilities - GAAP	0.55%	0.63%	1.12%	0.59%	1.22%
Net interest spread - GAAP	3.60%	3.69%	3.83%	3.64%	4.00%
Net interest margin - GAAP	3.81%	3.91%	4.22%	3.86%	4.42%

Average yield on interest-earning assets excluding valuations	4.15%	4.32%	4.95%	4.23%	5.22%
Average rate on interest-bearing liabilities excluding valuations	0.55%	0.63%	1.12%	0.59%	1.22%
Net interest spread excluding valuations	3.60%	3.69%	3.83%	3.64%	4.00%
Net interest margin excluding valuations	3.81%	3.91%	4.22%	3.86%	4.42%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.28%	4.42%	5.11%	4.35%	5.40%
Average rate on interest-bearing liabilities excluding valuations	0.55%	0.63%	1.12%	0.59%	1.22%
Net interest spread on a tax-equivalent basis and excluding valuations	3.73%	3.79%	3.99%	3.76%	4.18%
Net interest margin on a tax-equivalent basis and excluding valuations	3.94%	4.01%	4.38%	3.97%	4.59%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income and non-interest expenses, and the components of each, to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the second and first quarters of 2021 and the second quarter of 2020 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income – The adjusted net income amounts for the second and first quarters of 2021 and the second quarter of 2020 reflect the following exclusions:

- Merger and restructuring costs of $11.0 million, $11.3 million, and $2.9 million recorded in the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively, related to transaction costs and restructuring initiatives in connection with the acquisition of BSPR.

- COVID-19 pandemic-related expenses of $1.1 million, $1.2 million and $3.0 million in the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively.

- Loss of $0.2 million on the sales of U.S. agencies MBS recorded in the second quarter of 2020.

- Benefit of $5.0 million recorded in the second quarter of 2020 resulting from the final settlement of the Corporation’s business interruption insurance claim related to lost profits caused by Hurricanes Irma and Maria.

- The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:

  Tax benefit of $4.1 million, $4.2 million and $1.1 million in the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively, related to merger and restructuring costs in connection with the acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
  Tax benefit of $0.4 million, $0.5 million, and $1.1 million in the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively, in connection with COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).
  Tax expense of $1.9 million in the second quarter of 2020 related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5%).
  No tax benefit was recorded for the loss on sales of U.S. agencies MBS in the second quarter of 2020. Those sales were recorded at the tax-exempt international banking entity subsidiary level.

  Adjusted non-interest expenses – The following tables reconcile for the second quarter of 2021 and first quarter of 2021 the non-interest expenses to adjusted non-interest expenses, which is a non-GAAP financial measure that excludes the relevant Special Items identified above:

(In thousands)
Second Quarter 2021	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$130,172	$11,047	$1,105	$118,020
Employees' compensation and benefits	49,714	-	10	49,704
Occupancy and equipment	24,116	-	992	23,124
Business promotion	3,225	-	4	3,221
Professional service fees	16,764	-	-	16,764
Taxes, other than income taxes	5,576	-	97	5,479
Insurance and supervisory fees	4,282	-	-	4,282
Net loss on other real estate owned operations	(139)	-	-	(139)
Merger and restrucuring costs	11,047	11,047	-	-
Other non-interest expenses	15,587	-	2	15,585

(In thousands)
First Quarter 2021	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$133,301	$11,267	$1,209	$120,825
Employees' compensation and benefits	50,842	-	27	50,815
Occupancy and equipment	24,242	-	1,039	23,203
Business promotion	2,970	-	18	2,952
Professional service fees	17,701	-	-	17,701
Taxes, other than income taxes	6,199	-	125	6,074
Insurance and supervisory fees	4,350	-	-	4,350
Net loss on other real estate owned operations	1,898	-	-	1,898
Merger and restrucuring costs	11,267	11,267	-	-
Other non-interest expenses	13,832	-	-	13,832

  ACL on loans and finance leases to adjusted total loans held for investment ratio - The following table reconciles the ratio of the ACL on loans and finance leases to adjusted total loans held for investment, excluding SBA PPP loans, as of June 30, 2021 and March 31, 2021:
	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of June 30, 2021

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$324,958	$11,387,594
Less:
SBA PPP loans	-	349,261
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$324,958	$11,038,333

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	2.85%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	2.94%

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of March 31, 2021

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$358,936	$11,641,859
Less:
SBA PPP loans	-	430,493
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$358,936	$11,211,366

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	3.08%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	3.20%

Management believes that the presentation of adjusted net income, adjusted non-interest expenses and adjustments to the various components of non-interest expenses, and the ratio of allowance for credit losses to adjusted total loans held for investment enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2021	2021	2020
ASSETS

Cash and due from banks	$2,786,066	$1,515,232	$1,433,261

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	2,403	2,632	60,272
Total money market investments	2,703	2,932	60,572

Investment securities available for sale, at fair value (allowance for credit losses of $1,166 as of June 30, 2021; $1,183 as of March 31, 2021; $1,310 as of December 31, 2020)	6,402,258	5,406,790	4,647,019

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $10,685 as of June 30, 2021, $8,869 as of March 31, 2021, and $8,845 as of December 31, 2020	179,327	180,811	180,643

Equity securities	37,722	41,558	37,588

Total investment securities	6,619,307	5,629,159	4,865,250

Loans, net of allowance for credit losses of $324,958 (March 31, 2021 - $358,936; December 31, 2020 - $385,887)	11,062,636	11,282,923	11,391,402
Loans held for sale, at lower of cost or market	32,699	56,070	50,289
Total loans, net	11,095,335	11,338,993	11,441,691

Premises and equipment, net	152,974	154,684	158,209
Other real estate owned	66,586	79,207	83,060
Accrued interest receivable on loans and investments	63,301	61,511	69,505
Deferred tax asset, net	273,869	306,373	329,261
Goodwill	38,611	38,611	38,632
Intangible assets	35,512	38,387	40,893
Other assets	235,698	248,645	272,737
Total assets	$21,369,962	$19,413,734	$18,793,071

LIABILITIES

Deposits:
Non-interest-bearing deposits	$6,258,463	$5,026,468	$4,546,123
Interest-bearing deposits	11,811,528	10,983,968	10,771,260
Total deposits	18,069,991	16,010,436	15,317,383
Securities sold under agreements to repurchase	300,000	300,000	300,000
Advances from the FHLB	320,000	440,000	440,000
Other borrowings	183,762	183,762	183,762
Accounts payable and other liabilities	291,254	259,111	276,747
Total liabilities	19,165,007	17,193,309	16,517,892

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 223,632,377 shares (March 31, 2021 - 223,630,957 shares issued; December 31,2020 - 223,034,348 shares issued)	22,363	22,363	22,303
Less: Treasury stock (at par value)	(1,298)	(500)	(480)

Common stock outstanding, 210,649,414 shares outstanding (March 31, 2021 - 218,628,862 shares outstanding; December 31, 2020 - 218,235,064 shares outstanding)	21,065	21,863	21,823
Additional paid-in capital	847,412	945,476	946,476
Retained earnings	1,315,352	1,260,456	1,215,321
Accumulated other comprehensive (loss) income	(14,978)	(43,474)	55,455
Total stockholders' equity	2,204,955	2,220,425	2,275,179
Total liabilities and stockholders' equity	$21,369,962	$19,413,734	$18,793,071

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2021	2021	2020	2021	2020

Net interest income:
Interest income	$201,459	$194,642	$158,616	$396,101	$323,880
Interest expense	16,676	18,377	23,406	35,053	50,021
Net interest income	184,783	176,265	135,210	361,048	273,859
Provision for credit losses (benefit) expense:
Loans	(26,302)	(14,443)	36,408	(40,745)	110,453
Unfunded loan commitments	(1,669)	(706)	1,343	(2,375)	3,162
Debt securities	1,816	(103)	1,263	1,713	2,765
Provision for credit losses (benefit) expense	(26,155)	(15,252)	39,014	(41,407)	116,380
Net interest income after provision for credit losses	210,938	191,517	96,196	402,455	157,479

Non-interest income:
Service charges on deposit accounts	8,788	8,304	4,475	17,092	10,432
Mortgage banking activities	6,404	7,273	3,686	13,677	7,474
Net (loss) gain on investments	-	-	(155)	-	8,092
Other non-interest income	14,692	15,379	12,886	30,071	25,094
Total non-interest income	29,884	30,956	20,892	60,840	51,092

Non-interest expenses:
Employees' compensation and benefits	49,714	50,842	39,532	100,556	82,391
Occupancy and equipment	24,116	24,242	16,376	48,358	31,503
Business promotion	3,225	2,970	2,314	6,195	5,936
Professional service fees	16,764	17,701	11,968	34,465	23,761
Taxes, other than income taxes	5,576	6,199	3,577	11,775	7,457
Insurance and supervisory fees	4,282	4,350	2,565	8,632	5,174
Net (gain) loss on other real estate owned operations	(139)	1,898	811	1,759	1,999
Merger and restructuring costs	11,047	11,267	2,902	22,314	3,747
Other non-interest expenses	15,587	13,832	9,741	29,419	20,002
Total non-interest expenses	130,172	133,301	89,786	263,473	181,970

Income before income taxes	110,650	89,172	27,302	199,822	26,601
Income tax expense	(40,092)	(28,022)	(6,046)	(68,114)	(3,079)

Net income	$70,558	$61,150	$21,256	$131,708	$23,522

Net income attributable to common stockholders	$69,889	$60,481	$20,587	$130,370	$22,184

Earnings per common share:

Basic	$0.33	$0.28	$0.09	$0.61	$0.10
Diluted	$0.33	$0.28	$0.09	$0.60	$0.10

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Condensed Income Statements:
Total interest income	$201,459	$194,642	$158,616	$396,101	$323,880
Total interest expense	16,676	18,377	23,406	35,053	50,021
Net interest income	184,783	176,265	135,210	361,048	273,859
Provision for credit losses (benefit) expense	(26,155)	(15,252)	39,014	(41,407)	116,380
Non-interest income	29,884	30,956	20,892	60,840	51,092
Non-interest expenses	130,172	133,301	89,786	263,473	181,970
Income before income taxes	110,650	89,172	27,302	199,822	26,601
Income tax expense	(40,092)	(28,022)	(6,046)	(68,114)	(3,079)
Net income	70,558	61,150	21,256	131,708	23,522
Net income attributable to common stockholders	69,889	60,481	20,587	130,370	22,184

Per Common Share Results:
Net earnings per share - basic	$0.33	$0.28	$0.09	$0.61	$0.10
Net earnings per share - diluted	$0.33	$0.28	$0.09	$0.60	$0.10
Cash dividends declared	$0.07	$0.07	$0.05	$0.14	$0.10
Average shares outstanding	213,574	217,033	216,920	215,294	216,853
Average shares outstanding diluted	214,609	218,277	217,750	216,433	217,442
Book value per common share	$10.30	$9.99	$9.99	$10.30	$9.99
Tangible book value per common share (1)	$9.94	$9.64	$9.83	$9.94	$9.83

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.40	1.30	0.63	1.35	0.36
Interest Rate Spread (2)	3.73	3.79	3.99	3.76	4.18
Net Interest Margin (2)	3.94	4.01	4.38	3.97	4.59
Return on Average Total Equity	12.60	10.82	3.86	11.71	2.13
Return on Average Common Equity	12.68	10.88	3.80	11.77	2.05
Average Total Equity to Average Total Assets	11.13	12.01	16.32	11.55	16.83
Total capital	20.38	20.73	25.08	20.38	25.08
Common equity Tier 1 capital	17.34	17.68	21.52	17.34	21.52
Tier 1 capital	17.64	17.99	21.90	17.64	21.90
Leverage	10.51	11.36	15.23	10.51	15.23
Tangible common equity ratio (1)	9.84	10.90	15.25	9.84	15.25
Dividend payout ratio	21.39	25.12	52.68	23.12	97.75
Efficiency ratio (3)	60.64	64.33	57.52	62.45	56.00

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	2.85	3.08	3.41	2.85	3.41
Net charge-offs (annualized) to average loans	0.27	0.43	0.43	0.35	0.60
Provision for credit losses for loans and finance leases to net charge-offs	(342.66)	(115.47)	368.31	(201.87)	402.23
Non-performing assets to total assets	1.20	1.47	2.16	1.20	2.16
Nonaccrual loans held for investment to total loans held for investment	1.60	1.73	2.18	1.60	2.18
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	177.91	178.49	156.54	177.91	156.54
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment, excluding residential real estate loans	533.11	522.00	390.70	533.11	390.70

Other Information:
Common Stock Price: End of period	$11.92	$11.26	$5.59	$11.92	$5.59

1-	Non-GAAP financial measure. See page 19 for GAAP to Non-GAAP reconciliations.
2-

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 23 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2021	2021	2020	2021	2021	2020	2021	2021	2020

Interest-earning assets:
Money market & other short-term investments	$1,741,167	$1,428,038	$1,073,669	$433	$349	$283	0.10%	0.10%	0.11%
Government obligations (2)	1,895,868	1,439,872	737,301	6,609	5,974	5,263	1.40%	1.68%	2.87%
MBS	4,222,478	3,604,584	1,787,611	14,352	9,730	12,340	1.36%	1.09%	2.78%
FHLB stock	28,489	31,228	31,684	366	401	490	5.15%	5.21%	6.22%
Other investments	10,973	7,238	6,267	6	9	10	0.22%	0.50%	0.64%
Total investments (3)	7,898,975	6,510,960	3,636,532	21,766	16,463	18,386	1.11%	1.03%	2.03%
Residential mortgage loans	3,357,114	3,493,822	2,847,192	45,627	45,586	37,812	5.45%	5.29%	5.34%
Construction loans	177,688	212,676	169,508	5,108	3,244	2,185	11.53%	6.19%	5.18%
C&I and commercial mortgage loans	5,353,657	5,431,614	3,944,614	67,027	66,269	46,755	5.02%	4.95%	4.77%
Finance leases	501,734	481,995	429,286	9,322	8,870	7,747	7.45%	7.46%	7.26%
Consumer loans	2,170,538	2,148,159	1,857,278	58,745	58,737	50,866	10.86%	11.09%	11.02%
Total loans (4) (5)	11,560,731	11,768,266	9,247,878	185,829	182,706	145,365	6.45%	6.30%	6.32%
Total interest-earning assets	$19,459,706	$18,279,226	$12,884,410	$207,595	$199,169	$163,751	4.28%	4.42%	5.11%

Interest-bearing liabilities:
Brokered CDs	$146,912	$188,949	$418,246	$768	$989	$2,270	2.10%	2.12%	2.18%
Other interest-bearing deposits	11,131,583	10,702,468	6,987,301	10,014	11,353	14,727	0.36%	0.43%	0.85%
Loans payable	-	-	29,451	-	-	18	0.00%	0.00%	0.25%
Other borrowed funds	483,762	483,762	484,150	3,828	3,572	3,521	3.17%	2.99%	2.92%
FHLB advances	356,374	440,000	517,363	2,066	2,463	2,870	2.33%	2.27%	2.23%
Total interest-bearing liabilities	$12,118,631	$11,815,179	$8,346,511	$16,676	$18,377	$23,406	0.55%	0.63%	1.12%
Net interest income				$190,919	$180,792	$140,345
Interest rate spread							3.73%	3.79%	3.99%
Net interest margin							3.94%	4.01%	4.38%
1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 23 for GAAP to Non-GAAP reconciliations.

2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-

Interest income on loans includes $2.5 million, $2.6 million and $0.9 million for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2021	2020	2021	2020	2021	2020

Interest-earning assets:
Money market & other short-term investments	$1,585,468	$922,188	$782	$2,545	0.10%	0.55%
Government obligations (2)	1,669,130	609,636	12,583	10,564	1.52%	3.48%
MBS	3,915,238	1,777,327	24,082	26,349	1.24%	2.98%
FHLB stock	29,851	32,537	767	1,086	5.18%	6.71%
Other investments	9,116	5,968	15	21	0.33%	0.71%
Total investments (3)	7,208,803	3,347,656	38,229	40,565	1.07%	2.44%
Residential mortgage loans	3,425,090	2,869,001	91,213	76,467	5.37%	5.36%
Construction loans	195,085	145,814	8,352	4,066	8.63%	5.61%
C&I and commercial mortgage loans	5,392,420	3,812,042	133,296	94,727	4.98%	5.00%
Finance leases	491,919	425,513	18,192	15,666	7.46%	7.40%
Consumer loans	2,159,410	1,870,278	117,482	103,176	10.97%	11.09%
Total loans (4) (5)	11,663,924	9,122,648	368,535	294,102	6.37%	6.48%
Total interest-earning assets	$18,872,727	$12,470,304	$406,764	$334,667	4.35%	5.40%

Interest-bearing liabilities:
Brokered CDs	$167,814	$423,676	$1,757	$4,722	2.11%	2.24%
Other interest-bearing deposits	10,918,211	6,783,847	21,367	31,929	0.39%	0.95%
Loans payable	-	16,923	-	21	0.00%	0.25%
Other borrowed funds	483,762	462,172	7,400	7,471	3.08%	3.25%
FHLB advances	397,956	536,236	4,529	5,878	2.29%	2.20%
Total interest-bearing liabilities	$11,967,743	$8,222,854	$35,053	$50,021	0.59%	1.22%
Net interest income			$371,711	$284,646
Interest rate spread					3.76%	4.18%
Net interest margin					3.97%	4.59%

1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 23 for GAAP to Non-GAAP reconciliation.

2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-

Interest income on loans includes $5.2 million and $3.2 million for the six-month periods ended June 30, 2021 and 2020, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2021	2021	2020	2021	2020

Service charges on deposit accounts	$8,788	$8,304	$4,475	$17,092	$10,432
Mortgage banking activities	6,404	7,273	3,686	13,677	7,474
Insurance income	2,215	5,241	1,381	7,456	5,963
Other operating income	12,477	10,138	11,505	22,615	19,131

Non-interest income before net gain on sales of investment securities	29,884	30,956	21,047	60,840	43,000

Net (loss) gain on sales of investment securities	-	-	(155)	-	8,092
	$29,884	$30,956	$20,892	$60,840	$51,092

Table 5 – Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2021	2021	2020	2021	2020

Employees' compensation and benefits	$49,714	$50,842	$39,532	$100,556	$82,391
Occupancy and equipment	24,116	24,242	16,376	48,358	31,503
Deposit insurance premium	1,922	1,988	1,436	3,910	2,958
Other insurance and supervisory fees	2,360	2,362	1,129	4,722	2,216
Taxes, other than income taxes	5,576	6,199	3,577	11,775	7,457
Collections, appraisals and other credit related fees	1,080	1,310	1,387	2,390	3,083
Outsourcing technology services	11,946	12,373	7,672	24,319	14,501
Other professional fees	3,738	4,018	2,909	7,756	6,177
Credit and debit card processing expenses	6,795	4,278	3,938	11,073	7,888
Business promotion	3,225	2,970	2,314	6,195	5,936
Communications	2,407	2,462	1,852	4,869	3,729
Net loss on OREO operations	(139)	1,898	811	1,759	1,999
Merger and restructuring costs	11,047	11,267	2,902	22,314	3,747
Other	6,385	7,092	3,951	13,477	8,385
Total	$130,172	$133,301	$89,786	$263,473	$181,970

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	June 30,	March 31,	December 31,
	2021	2021	2020
Balance Sheet Data:
Loans, including loans held for sale	$11,420,293	$11,697,929	$11,827,578
Allowance for credit losses for loans and finance leases	324,958	358,936	385,887
Money market and investment securities, net of allowance for credit losses for debt securities	6,622,010	5,632,090	4,925,822
Intangible assets	74,123	76,998	79,525
Deferred tax asset, net	273,869	306,373	329,261
Total assets	21,369,962	19,413,734	18,793,071
Deposits	18,069,991	16,010,436	15,317,383
Borrowings	803,762	923,762	923,762
Total preferred equity	36,104	36,104	36,104
Total common equity	2,183,829	2,227,795	2,183,620
Accumulated other comprehensive (loss) income, net of tax	(14,978)	(43,474)	55,455
Total equity	2,204,955	2,220,425	2,275,179

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale, at period-end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2021	2021	2020

Residential mortgage loans	$3,253,857	$3,395,081	$3,521,954

Commercial loans:
Construction loans	177,032	190,996	212,500
Commercial mortgage loans	2,154,889	2,216,887	2,230,602
Commercial and Industrial loans	3,083,863	3,182,706	3,202,590
Commercial loans	5,415,784	5,590,589	5,645,692

Finance leases	516,756	493,620	472,989

Consumer loans	2,201,197	2,162,569	2,136,654
Loans held for investment	11,387,594	11,641,859	11,777,289
Loans held for sale	32,699	56,070	50,289
Total loans	$11,420,293	$11,697,929	$11,827,578

Table 8 – Loan Portfolio by Geography

(In thousands)	As of June 30, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,591,304	$198,658	$463,895	$3,253,857

Commercial loans:
Construction loans	62,830	4,362	109,840	177,032
Commercial mortgage loans	1,687,731	58,105	409,053	2,154,889
Commercial and Industrial loans	1,945,708	129,825	1,008,330	3,083,863
Commercial loans	3,696,269	192,292	1,527,223	5,415,784

Finance leases	516,756	-	-	516,756

Consumer loans	2,128,572	52,287	20,338	2,201,197
Loans held for investment	8,932,901	443,237	2,011,456	11,387,594

Loans held for sale	25,565	935	6,199	32,699
Total loans	$8,958,466	$444,172	$2,017,655	$11,420,293

(In thousands)	As of March 31, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,698,364	$205,528	$491,189	$3,395,081

Commercial loans:
Construction loans	64,468	4,817	121,711	190,996
Commercial mortgage loans	1,767,431	58,314	391,142	2,216,887
Commercial and Industrial loans	2,094,809	129,204	958,693	3,182,706
Commercial loans	3,926,708	192,335	1,471,546	5,590,589

Finance leases	493,620	-	-	493,620

Consumer loans	2,087,062	52,102	23,405	2,162,569
Loans held for investment	9,205,754	449,965	1,986,140	11,641,859

Loans held for sale	35,719	1,309	19,042	56,070
Total loans	$9,241,473	$451,274	$2,005,182	$11,697,929

(In thousands)	As of December 31, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,788,827	$213,376	$519,751	$3,521,954

Commercial loans:
Construction loans	73,619	11,397	127,484	212,500
Commercial mortgage loans	1,793,095	60,129	377,378	2,230,602
Commercial and Industrial loans	2,135,291	129,440	937,859	3,202,590
Commercial loans	4,002,005	200,966	1,442,721	5,645,692

Finance leases	472,989	-	-	472,989

Consumer loans	2,058,217	51,726	26,711	2,136,654
Loans held for investment	9,322,038	466,068	1,989,183	11,777,289

Loans held for sale	44,994	681	4,614	50,289
Total loans	$9,367,032	$466,749	$1,993,797	$11,827,578

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	June 30,	March 31,	December 31,
	2021	2021	2020
Nonaccrual loans held for investment:
Residential mortgage	$121,695	$132,339	$125,367
Commercial mortgage	27,242	28,548	29,611
Commercial and Industrial	18,835	19,128	20,881
Construction	6,175	6,378	12,971
Consumer and Finance leases	8,703	14,708	16,259
Total nonaccrual loans held for investment	182,650	201,101	205,089

OREO	66,586	79,207	83,060
Other repossessed property	3,470	4,544	5,357
Other assets (1)	2,928	-	-
Total non-performing assets (2)	$255,634	$284,852	$293,506

Past-due loans 90 days and still accruing (3)	$144,262	$160,884	$146,889
Allowance for credit losses on loans	$324,958	$358,936	$385,887
Allowance for credit losses on loans to total nonaccrual loans held for investment	177.91%	178.49%	188.16%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	533.11%	522.00%	484.04%

(1)

Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.8 million, recorded on the Corporation's books at its fair value of $2.9 million.

(2)

Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of June 30, 2021, March 31,2021, and December 31, 2020, amounted to $125.2 million, $128.4 million, and $130.9 million, respectively.

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.0 million (March 31, 2021 - $17.2 million; December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 10 – Non-Performing Assets by Geography

	As of
(In thousands)	June 30,	March 31,	December 31,
	2021	2021	2020
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$100,089	$105,846	$101,763
Commercial mortgage	17,172	17,979	18,733
Commercial and Industrial	16,632	17,103	18,876
Construction	4,679	4,871	5,323
Finance leases	598	967	1,466
Consumer	7,628	12,887	13,615
Total nonaccrual loans held for investment	146,798	159,653	159,776

OREO	61,976	75,005	78,618
Other repossessed property	3,262	4,339	5,120
Other assets (1)	2,928	-	-
Total non-performing assets (2)	$214,964	$238,997	$243,514
Past-due loans 90 days and still accruing (3)	$142,622	$159,084	$144,619

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$9,372	$11,956	$9,182
Commercial mortgage	10,070	10,569	10,878
Commercial and Industrial	1,400	1,489	1,444
Construction	1,496	1,507	7,648
Consumer	136	284	354
Total nonaccrual loans held for investment	22,474	25,805	29,506

OREO	4,610	4,202	4,411
Other repossessed property	112	69	109
Total non-performing assets	$27,196	$30,076	$34,026
Past-due loans 90 days and still accruing	$1,356	$1,550	$2,020

United States:
Nonaccrual loans held for investment:
Residential mortgage	$12,234	$14,537	$14,422
Commercial mortgage	-	-	-
Commercial and Industrial	803	536	561
Construction	-	-	-
Consumer	341	570	824
Total nonaccrual loans held for investment	13,378	15,643	15,807

OREO	-	-	31
Other repossessed property	96	136	128
Total non-performing assets	$13,474	$15,779	$15,966
Past-due loans 90 days and still accruing	$284	$250	$250
(1)

Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.8 million, recorded on the Corporation's books at its fair value of $2.9 million.

(2)

Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of June 30, 2021, March 31,2021, and December 31, 2020, amounted to $125.2 million, $128.4 million, and $130.9 million, respectively.

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.0 million (March 31, 2021 - $17.2 million; December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 11 – Allowance for Credit Losses for Loans and Finance Leases

	Quarter Ended			Six- Month Period Ended
(Dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020

Allowance for credit losses on loans and finance leases, beginning balance	$358,936	$385,887	$292,774	$385,887	$155,139
Impact of adopting CECL	-	-	-	-	81,165
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	358,936	385,887	292,774	385,887	236,304
Provision for credit losses on loans and finance leases (benefit) expense	(26,302)	(14,443)	36,408	(40,745)	110,453
Net (charge-offs) recoveries of loans:
Residential mortgage	(1,987)	(2,092)	(1,794)	(4,079)	(5,573)
Commercial mortgage	(31)	(740)	25	(771)	(59)
Commercial and Industrial	5,809	(545)	5	5,264	(5)
Construction	38	(9)	(54)	29	(30)
Consumer and finance leases	(11,505)	(9,122)	(8,067)	(20,627)	(21,793)
Net charge-offs	(7,676)	(12,508)	(9,885)	(20,184)	(27,460)
Allowance for credit losses on loans and finance leases, end of period	$324,958	$358,936	$319,297	$324,958	$319,297

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.85%	3.08%	3.41%	2.85%	3.41%
Net charge-offs (annualized) to average loans outstanding during the period	0.27%	0.43%	0.43%	0.35%	0.60%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-3.43x	-1.15x	3.68x	-2.02x	4.02x

Table 12 – Net Charge-Offs to Average Loans

	Six-Month Period Ended	Year Ended
	June 30, 2021	December 31,	December 31,	December 31,	December 31,
	(annualized)	2020	2019	2018	2017

Residential mortgage	0.24%	0.30%	0.66%	0.67%	0.79%

Commercial mortgage	0.07%	0.08%	0.97%	1.03%	2.42%

Commercial and Industrial	-0.33%	0.02%	0.16%	0.38%	0.66%

Construction	-0.03%	-0.06%	-0.28%	6.75%	2.05%

Consumer and finance leases	1.56%	1.53%	2.05%	2.31%	2.12%

Total loans	0.35%	0.48%	0.91%	1.09%	1.33%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003